Exhibit B

STATEMENT OF ADHERENCE TO THE VOTING AGREEMENT OF

SUZANO PAPEL E CELULOSE S.A.

By this private instrument, the parties:

(a)                                          ALDEN FUNDO DE INVESTIMENTO EM AÇÕES, a stock fund with principal place of business located in the City of São Paulo, State of Paulo, at Praça Alfredo Egydio de Souza Aranha, nº 100, Parque Jabaquara, CEP 04344-902, inscribed in the corporate taxpayer registry (CNPJ/MF) under no. 04.679.647/0001-42 (“Adhering Shareholder,” and, jointly with its Permitted Assignees, “Alden Group”), herein duly represented by its manager BIZMA Investimentos Ltda., a limited liability company with principal place of business located in the City of São Paulo, State of Paulo, at Av. Brigadeiro Faria Lima, nº 1355, 9º andar, parte, CEP 01452-919, inscribed in the corporate taxpayer registry (CNPJ/MF) under no. 23.964.292/0001-88, herein represented in accordance with its Articles of Organization; and

(b)                                          DAVID FEFFER, Brazilian, married, entrepreneur, bearer of identity document (RG) no. 4.617.720-6 (SSP/SP), inscribed in the individual taxpayer registry (CPF/MF) under no. 882.739.628-49, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919, (“David” and, jointly with his descendants, Successors and Permitted Assignees who become holders of Attached Shares, “David Group”);

(c)                                           DANIEL FEFFER, Brazilian, married, lawyer, bearer of identity document (RG) no. 4.617.718-8 (SSP/SP), inscribed in the individual taxpayer registry (CPF/MF) under no. 011.769.138-08, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919 (“Daniel” and, jointly with his descendants, Successors and Permitted Assignees who become holders of Attached Shares, “Daniel Group”);

(d)                                          JORGE FEFFER, Brazilian, divorced, business administrator, bearer of identity document (RG) no. 4.617.719-X (SSP/SP), inscribed in the individual taxpayer registry (CPF/MF) under number 013.965.718-50, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919 (“Jorge” and, jointly with his descendants, Successors and Permitted Assignees who become holders of Attached Shares, “Jorge Group”);

(e)                                           RUBEN FEFFER, Brazilian, married, business administrator, bearer of identity document (RG) no. 16.988.323-1 (SSP/SP), inscribed in the individual taxpayer registry (CPF/MF) under number 157.423.548-60, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919 (“Ruben” and, jointly with his descendants, Successors and Permitted Assignees who become holders of Attached Shares, “Ruben Group”); and

(f)                                            SUZANO HOLDING S.A., a corporation with registered office located in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, nº 1355, 9º andar, parte, CEP 01452-919, inscribed in the corporate taxpayer registry (CNPJ/MF) under no. 60.651.809/0001-05, herein represented in accordance with its Bylaws (“Suzano Holding”).

Adhering Shareholder, David, Daniel, Jorge, Ruben and Suzano Holding, as well as their descendants, Successors and Permitted Assignees, as applicable, who become holders of Attached Shares, are herein jointly referred to as “Shareholders” or “Parties” and, individually, as “Shareholder” or “Party.”

PREAMBLE

WHEREAS, on September 28, 2017, David, Daniel, Jorge, Ruben and Suzano Holding entered into a Voting Agreement of Suzano Papel e Celulose S.A., inscribed in the corporate taxpayer registry (CNPJ/MF) under no. 16.404.287/0001-55 (“Company”), with the purpose of consolidating the Control of the Company and/or its successors (“Voting Agreement - SPC”);

WHEREAS, the Shareholders wish to (i) consolidate the ownership interest held by the Adhering Shareholder in the Control of the Company and/or its successors; and (ii) regulate certain rights and obligations of the Shareholders, in accordance with this Statement of Adherence;

NOW, THEREFORE, the Parties mutually agree to enter into this Statement of Adherence to the Voting Agreement - SPC (hereinafter referred to as “Statement of Adherence”), under the terms and for the purposes of Article 118 of the Brazilian Corporation Law, in compliance with the clauses, terms and conditions envisaged below, which they undertake to faithfully observe.

1.                                     DEFINITIONS

1.1                              Definitions. All words, expressions and abbreviations starting with upper case letters not defined in other sections of this Statement of Adherence, in singular or plural form, will have the meaning attributed to them in the Voting Agreement - SPC, except if expressly indicated otherwise or if the context is not compatible with any meaning indicated therein.

2.                                       STATEMENT OF ADHERENCE

2.1.                             Adherence. The Adhering Shareholder herein formalizes its acceptance of and adherence to, for all purposes and effects of Article 118 of Brazilian Corporation Law, the Voting Agreement - SPC, irrevocably, in the capacity of shareholder, jointly with the other Shareholders, becoming subject to and bound by all of its terms and conditions, undertaking to fully comply with them, as envisaged in such instrument, which is initialed by the Adhering Shareholder and becomes a part of this Statement of Adherence as its Appendix 2.1, without any limitations or restrictions, acquiring all rights and obligations attributed to the other Shareholders and envisaged in the Voting Agreement — SPC, with any reference to the Shareholders Group in the Voting Agreement now understood, for all legal purposes, as a reference to David Group, Daniel Group, Jorge Group, Ruben Group and/or Alden Group, as applicable.

2.1.1.                           As envisaged in Clause 2.1, the definition of “Shareholders Group” of the Voting Agreement— SPC is hereby amended and, in accordance with Clause 4 below, will read as follows:

“Shareholders Group” means David Group, Daniel Group, Jorge Group, Ruben Group and/or Alden Group, as applicable.”

2.2.                             Representative of Alden Group. For the effects of Clause 3 of the Voting Agreement — SPC, Alden Group will have one (1) representative, who, on behalf of and for the account of Alden Group, will attend the Prior Meetings and exercise the votes, in block and uniformly, of the Attached Shares held by Alden Group.

2.2.1.                           The Alden Group (or its Successors and Permitted Assignees, as applicable) will be represented by its manager, pursuant to its organizational documents, in compliance with applicable law and regulations. In the event of the replacement of its Representative, Alden Group must file in the Company the instrument of appointment of its new Representative.

2.3.                             Adherence to arbitration. The Adhering Shareholder herein adheres and undertakes to submit any controversy or litigation arising from the Voting Agreement — SPC to the Arbitration envisaged in Clause 6.2 of the Voting Agreement — SPC.

3.                                       CONSOLIDATION OF THE OWNERSHIP STRUCTURE OF THE COMPANY

3.1.                             Ownership Structure. In compliance with Clause 2 above, the Parties mutually resolve to include in the definition of “Attached Shares” the shares issued by the Company held by the Adhering Shareholder, changing the wording of Appendix II to the Voting Agreement — SPC, which, in accordance with Clause 4 below, will take effect with the wording of Appendix 3.1 to this Statement of Adherence.

4.                                       DURATION

4.1.                             Term. The Statement of Adherence will come into force on the date hereof and will remain in force, valid and binding for as long as the Voting Agreement — SPC is in force.

5.                                       NOTIFICATIONS

5.1.                             Notifications. All Notifications intended for or sent to the Adhering Shareholder, under Clause 5.6 of the Voting Agreement - SPC must be addressed as follows:

Avenida Brigadeiro Faria Lima, 1355, 9º andar, parte

Pinheiros, São Paulo/SP — CEP 01452-919

Attn:          Bizma Investmentos Ltda.

Email: mrabinovich@suzano.com.br and isabelleme@suzano.com.br

With copy to:

Intrag Distribuidora de Títulos e Valores Mobiliários Ltda.

Avenida Brigadeiro Faria Lima, 3400, 10º andar

Itaim Bibi, São Paulo/SP — CEP 04538-132

Attn:          Marco Tulio Peres Lima

Email: marco-peres.lima@itau-unibanco.com.br

6.                                       MISCELLANEOUS

6.1.                             This Statement of Adherence is irrevocable and unconditional and binds the parties to the Voting Agreement — SPC, their Successors and Permitted Assignees.

6.2.                             This Statement of Adherence will be filed in the registered office of the Company for the purposes of Article 118 of Brazilian Corporation Law.

6.3.                           The obligations arising from this Statement of Adherence and from the Voting Agreement — SPC are subject to specific performance, under Article 118, Paragraph 3, of Brazilian Corporation Law. However, the specific performance does not preclude the liability of the Breaching party for any losses and damages caused to the other Parties.

6.4.                           This Statement of Adherence will be governed by and interpreted in accordance with Brazilian law.

6.5.                           Any divergences arising from this Statement of Adherence, including those related to its existence, validity, efficiency, compliance, interpretation or termination and its consequences, will be resolved definitively by Arbitration, under Federal Law 9,307/96, in accordance with the exact terms and conditions of Clause 6.2 of the Voting Agreement - SPC.

IN WITNESS WHEREOF, the Parties sign this Statement of Adherence in six (6) counterparts of identical form and content, in the presence of the two undersigned witnesses.

São Paulo, January 16, 2019

(signature page follows)

(remainder of page intentionally left blank)

(this signature page is an integral part of the Statement of Adherence to the Voting Agreement of Suzano Papel e Celulose S.A., entered into on January 16, 2019)

ALDEN FUNDO DE INVESTIMENTO EM AÇÕES

Edgard Marques Filho	Marcos Rabinovich

SUZANO HOLDING S.A.

Claudio Thomaz Lobo Sonder	Maria Cecilia Castro Neves Ipiña
Vice Chairman	Attorney-in-fact

DAVID FEFFER	DANIEL FEFFER
represented by Maria Cecilia Castro Neves Ipiña	represented by Maria Cecilia Castro Neves Ipiña

JORGE FEFFER	RUBEN FEFFER
represented by Maria Cecilia Castro Neves Ipiña	represented by Maria Cecilia Castro Neves Ipiña

Witnesses:

1.	2.
Name:	Name:
Identity Document (RG):	Identity Document (RG):

Appendix 2.1

Voting Agreement - SPC

VOTING AGREEMENT OF SUZANO PAPEL E CELULOSE S.A.

This Voting Agreement of Suzano Papel e Celulose S.A. (“Agreement”) is entered into by and between:

(a)                                DAVID FEFFER, Brazilian, married, entrepreneur, bearer of identity document (RG) number 4.617.720-6 (SSP/SP), inscribed in the roll of individual taxpayers (CPF/MF) under number 882.739.628-49, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919, São Paulo — SP (“David” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “David Group”);

(b)                                DANIEL FEFFER, Brazilian, married, lawyer, bearer of identity document (RG) number 4.617.718-8 (SSP/São Paulo), inscribed in the roll of individual taxpayers (CPF/MF) under number 011.769.138-08, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919, São Paulo — SP (“Daniel” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “Daniel Group”);

(c)                                 JORGE FEFFER, Brazilian, divorced, business administrator, bearer of identity document (RG) number 4.617.719-X (SSP/SP), inscribed in the roll of individual taxpayers (CPF/MF) under number 013.965.718-50, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919, São Paulo — SP (“Jorge” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “Jorge Group”);

(d)                                RUBEN FEFFER, Brazilian, married, business administrator, bearer of identity document (RG) number 16.988.323-1 (SSP/SP), inscribed in the roll of individual taxpayers (CPF/MF) under number 157.423.548-60, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919, São Paulo — SP (“Ruben” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “Ruben Group”); and

(e)                                 SUZANO HOLDING S.A., a corporation with headquarters at Avenida Brigadeiro Faria Lima, nº 1355, 9º andar, parte, CEP 01452-919, in the City of São Paulo, State of São Paulo, inscribed in the roll of corporate taxpayers (CNPJ/MF) under number 60.651.809/0001-05, represented herein as per its Bylaws (jointly with its Successors and Permitted Assignees, “Suzano Holding”),

Suzano Holding, David, Daniel, Jorge and Ruben, as well as their descendants, Successors and Permitted Assignees, as applicable, who become owners of Attached Shares are herein jointly referred to as “Shareholders” and, individually, as “Shareholder”.

WHEREAS, David, Daniel, Jorge and Ruben entered into, on the date hereof, the Shareholders Agreement of Suzano Holding, whose purpose, among other matters, includes: (i) consolidating the Control of Suzano Holding, to be exercised by David, Daniel, Jorge and Ruben, their respective descendants, Successors and Permitted Assignees, regulating the exercise of their voting rights in Suzano Holding, in accordance with the provisions therein, and (ii) governing the transfer of shares issued by Suzano Holding held by them (the “Shareholders Agreement of the Holding Company”);

WHEREAS, the Shareholders wish to consolidate the Control of SUZANO PAPEL E CELULOSE S.A., inscribed in the roll of corporate taxpayers (CNPJ/MF) under number 16.404.287/0001-55 and/or its successors (the “Company”);

THE PARTIES THEREFORE AGREE to execute this Voting Agreement (“Agreement”), in accordance with and for the purposes of the applicable legislation, especially Article 118 of Brazilian Corporation Law and other applicable legal provisions, which shall be governed by the terms and conditions set forth below.

I.                                                 DEFINITIONS.

1.1.                                     The terms starting with uppercase letters used in this Agreement and not defined in the text of this Agreement shall have the meaning attributed to them in Appendix I.

II.                                            SHARES ATTACHED AND SUBJECT TO THE AGREEMENT.

2.1.                                     Each Shareholder shall become, upon the Admission of Company into the Novo Mercado, the owner of the shares identified in Appendix II of this Agreement (“Attached Shares”), issued by the Company, which are free of Encumbrances, except as described otherwise in Appendix II. For the purposes of this Agreement, Attached Shares also include: (i) shares resulting from bonuses attributed to Attached Shares, from the splitting or grouping of the Attached Shares; (ii) preemptive rights arising from the Attached Shares; (iii) shares arising from the exchange, conversion, merger (including of shares), consolidation, spin-off or other type of corporate reorganization and, in any case, arising from the Attached Shares; or (iv) new shares subscribed to in the exercise of preemptive rights attributed to the Attached Shares, as well as warrants, options and other securities attributed to the Attached Shares and convertible into shares issued by the Company.

2.1.1.                          Attached Shares do not include, restrict or encumber shares issued by the Company and/or its successors that are held or that come to be held by Shareholders and/or Successors who are not on the list in Appendix II and/or arising therefrom, in accordance with Clause 2.1.

2.2.                                     This Agreement binds the Attached Shares and, consequently, the Shareholders and their respective Permitted Assignees and successors, on any account, including, in the case of individuals, their spouses, partners, curators, heirs, devisees and successors who become, for any reason, holders of the Attached Shares and/or the voting rights inherent to them (including in the case of an interdict and/or minor Shareholder represented by a curator or board of curators) (jointly referred to as “Successors”). In the event of the death of any Individual who is or comes to be a Shareholder of the Company, their Successors shall assume all the rights and obligations of the deceased Individual provided for in this Agreement, as a member of the same Shareholder Group of the deceased. This assumption shall be automatic in the event of legal or testamentary succession, and the corresponding Successor shall inherit the Attached Shares in accordance with this Agreement, as well as everything attached thereto (ownerships, encumbrances, rights and obligations), in accordance with all the terms and conditions agreed upon by the Shareholders. The same rule also applies to the spouse and/or partner in the event of the division of assets arising from a separation, divorce and/or dissolution of steady union. In the case of judicial interdiction of the Shareholder or minority (absolutely or relatively incompetent), the curator or curators (in the case of a board) are equally obligated and bound by the terms and conditions of this Agreement, in accordance with the legal provisions, personal statements (in public or private written documents) regarding guardianship of the interdicted person or minor.

III.                                       PRIOR MEETINGS

3.1.                           Prior Meetings. Prior to the holding of any Shareholders’ Meeting of the Company, a prior meeting of the Representatives of the Shareholder Groups and of Suzano Holding shall be held to determine the vote to be cast with regard to all matters submitted for consideration and vote at said Shareholders’ Meeting by all Shareholders, as a block and uniformly (“Prior Meeting”).

3.1.1.                 The Prior Meetings shall have a chairman, selected by Representatives representing, at minimum, the Resolution Quorum (the “Chairman”). The Representatives, herein and unanimously, appoint David as Chairman of the Prior Meetings.

3.1.2.                 Unless a Shareholder or Representative, the Chairman of the Prior Meetings shall enter into an accession to this Agreement, through which they shall consent to and undertake the terms of this Agreement, as applicable.

3.2.                           Call Notice, Installation and Holding of Prior Meeting. The Chairman shall send to the Representatives, in accordance with Clause 5.6 below, within two (2) Business Days as from its publication, a copy of the call notice of the Shareholders’ Meeting of the Company, which contains the websites on which the documents pertinent to the resolutions to be taken are available (“Call Notice for the Prior Meeting”). Unless agreed otherwise by the

Representatives, the Prior Meetings shall be installed and held at 4:00 p.m. at the headquarters of the Company: (i) on first call, provided that all Representatives are present, at least two (2) Business Days prior; and (ii) on second call, provided that at least two (2) Representatives are present, one of which being, necessarily, the Representative of Suzano Holding, at least one (1) Business Day prior, in both cases in relation to the date of the Shareholders’ Meeting that gave rise to the respective Call Notice for the Prior Meeting. The Chairman shall appoint the secretary of the Prior Meeting.

3.2.1.                 The Prior Meetings may be held via conference call or videoconferencing. Representatives who participate remotely in the Prior Meeting shall send to the Chairman of the Prior Meeting via facsimile or electronic mail, upon the close of the Prior Meeting, a signed copy of the minutes of the Prior Meeting, with the original minutes signed as soon as possible by the respective Representative.

3.3.                           Resolution Quorum. At the Prior Meetings, the Representatives are entitled to one vote for each Attached Share in the Company held by the Shareholders Group or Shareholder (as applicable) represented by them. The vote to be cast by the Shareholders at the Shareholders’ Meetings of the Company, as a block and uniformly, shall be determined by the Representatives in the Meetings by a vote of Attached Shares representing a majority of the total number of Attached Shares (“Resolution Quorum”)

3.4.                           Binding of Votes. The resolutions taken at the Prior Meetings shall bind the vote of the Shareholders in the respective Shareholders’ Meetings of the Company. Accordingly, Shareholders undertake to vote as a block and uniformly in the respective Shareholders’ Meeting of the Company in accordance with resolutions taken in the Prior Meeting. The absence of any Representative from the Prior Meeting, provided that it was duly installed and reached the Resolution Quorum, shall not release the absent Representative or Shareholder from their obligation to vote as a block in accordance with this Clause, as per the determination made in the Prior Meeting, in accordance with Clause 3.5 below.

3.5.                           Minutes of Prior Meetings. Certified or summarized minutes of each Prior Meeting shall be drawn up, which, if they contain vote instructions, abstentions or other acts to be practiced by the Shareholders in accordance with this Agreement, shall be delivered to the chairman of the respective Shareholders’ Meeting for knowledge and observance, in accordance with and for the purposes of Article 118, paragraphs 8 and 9, of Brazilian Corporation Law, considering that (a) the votes exercised at Shareholders’ Meeting in breach of the voting instructions determined at the Prior Meeting shall be considered automatically null; and (b) the voting instructions determined at the Prior Meeting shall serve as a legal mandate and authorize the aggrieved parties to exercise the voting rights of the Attached Shares pertaining to the other Shareholder at the Shareholders’ Meeting, in the case of the latter being absent, decline or vote at the Shareholders’ Meeting contrary to what was decided in the Prior Meeting.

IV.                                        SHAREHOLDERS’ REPRESENTATIVES

4.1.                           Representation at Prior Meetings. To cause the effect of Clause 3 of this Agreement, Suzano Holding and each of the Shareholder Groups shall have one (1) representative, which, on behalf and account of Suzano Holding and of the Shareholders Group that appoint them, shall participate in the Prior Meetings and exercise the votes in block and uniformly, of the Attached Shares held by Suzano Holding and by the Shareholders Group represented (“Group Representative” or “Representative”).

4.1.1.                 The Representatives of the David Group, Daniel Group, Jorge Group and Ruben Group, for the purposes of this Agreement, shall be their respective representatives, appointed and potentially replaced from time to time, in accordance with the Shareholders’ Agreement of the Holding Company. Each of these Groups shall file at the Company, for the due purposes, the instrument of appointment of their Representative and potential substitutions, executed in accordance with the Shareholders’ Agreement of the Holding Company.

4.1.2.                 The Representative of Suzano Holding (or its Successors and Permitted Assignees, as applicable) shall be its Chief Executive Officer or its Vice Chief Executive Officer vested with special powers by the Chief Executive Officer, elected in accordance with its Bylaws.

V.                                             OTHER LIABILITIES; MISCELLANEOUS.

5.1.                                     Successors and Permitted Assignees. This Agreement binds the Parties, as well as their Successors and Permitted Assignees that come to hold Attached Shares, which must adhere to the Agreement, unconditionally and irrevocably, as a condition for the validity of the respective Transfer, as a member of the Shareholders’ Group or of the assignor Shareholder.

5.1.1 For the purposes of Clause 5.1, “Permitted Assignee” is the Affiliate whose capital stock is held, individually or jointly with its Successors, directly or indirectly, by the assignor Shareholder, who shall jointly and severally guarantee compliance with all obligations of the assignee Affiliate related to this Agreement.

5.7.1 The termination or rescission of this Agreement shall not affect the liability of any Shareholder for any breach of this Agreement committed before the termination date.

5.7.2 This Agreement may be terminated at any time, upon prior notice of thirty (30) days, by any of the two (2) Shareholder Groups, jointly, of the following Shareholders: David, Daniel, Jorge and Ruben.

5.7.3 Notwithstanding the provisions of Clause 5.7, this Agreement shall terminate automatically on the date that the Shareholders’ Agreement of the Holding Company is terminated, even in the case of early termination, for any reason.

5.7.4 The termination of this Agreement in the case of non-renewal, as per Clause 5.7, or even as a result of the provisions of Clauses 5.7.2 and 5.7.3, shall not grant the right to claims or indemnification, of any kind, by any Party towards the other Party.

5.2.                                     Expenses. Each Shareholder shall bear the costs and expenses, including those for accounting and legal advisors, related to the negotiation, preparation and execution of this Agreement.

VI.                                        GOVERNING LAW AND DISPUTE RESOLUTION

6.1.                                     Governing Law. This Agreement is governed by and construed in accordance with the laws of the Federative Republic of Brazil, and the reader shall consider the “Definitions,” which clarify and complete the text of this Agreement and is part of Appendix I hereto.

6.2.                                     Dispute Resolution Procedure. Any dispute or divergence arising from this Agreement (“Conflict”) or in any way related to it shall be mandatorily and definitively resolved through arbitration (“Arbitration”), as provided for by Federal Law 9,307, of 1996.

6.2.1.       The Shareholders agree that, before starting Arbitration to solve any Conflict, they shall try to negotiate an amicable agreement to solve the Conflict, through direct negotiations or mediation, within sixty (60) days as from the receipt of the notice of existence of Conflict (“Conflict Notice”) by all Shareholders. The Conflict Notice shall always be sent by the interested party to the party(ies) involved in the Conflict with a copy to all other Shareholders. If the parties try to resolve the dispute through mediation, any of the parties may start the mediation following the Mediation Procedure of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“CAM/CCBC”).

6.3.                                     Rules. After the period established in Clause 6.2.1 above, or in the event of the impossibility of reaching an amicable solution, the interested party shall submit the dispute to Arbitration, which shall be started and processed in accordance with the CAM/CCBC Arbitration Rules (“Rules”), in effect on the date of institution of the arbitration request. The CAM/CCBC shall conduct the arbitration procedure. Any controversy related to the start of arbitration process shall be settled in a definitive and binding manner by the Arbitrators.

6.4.                                     Participation of all Shareholders. Regardless of the Conflict to be settled through Arbitration, all Shareholders shall participate in it either as a party (when the dispute involves them directly as applicant, respondent or counterclaimant), or as an interested third party. Similarly, the arbitration award shall be definitive and binding on all Shareholders, regardless of refusal, by any of them, to participate in an arbitration procedure, either as a party or interested third party. The interested party to start the Arbitration shall notify the other party(ies) involved in the Conflict of their decision to start the Arbitration (“Arbitration Notice”), with copy to the Shareholders who are not involved in the Conflict, if applicable. The Shareholders not involved in the Conflict shall reply to the Arbitration Notice within five (5) days as from receipt of the Arbitration Notice, indicating whether they will participate as a party in the Conflict or participate in the Arbitration as an interested third party. If no reply is sent to the Arbitration Notice, it is assumed that the Shareholder will participate as an interested third party.

6.5.                                     Arbitrators. The arbitration tribunal is formed by three (3) arbitrators (“Arbitrators”), and one is appointed by the applicant(s) and the other by the respondent(s), in accordance with the Rules. In the event of participation of Shareholders as interested third parties, they shall appoint an Arbitrator jointly with the applicant(s) or respondent(s), as applicable. The two (2) Arbitrators appointed by the parties shall choose jointly the third Arbitrator, who shall preside over the arbitration tribunal. Should any of the three (3) Arbitrators not be appointed within the period established in the Rules, the CAM/CCBC shall appoint them, in accordance with the Rules. Any and all controversy regarding the appointment of Arbitrators by the parties, as well the selection of the third Arbitrator, shall be settled by the CAM/CCBC.

6.6.                                     Law; Jurisdiction. The Arbitration shall be decided in accordance with the law, expressly excluding the possibility of an equitable decision, and with jurisdiction of the City of São Paulo, State of São Paulo, where the arbitration award shall be rendered.

6.7.                                     Language and Governing Law. The official language of Arbitration is Portuguese and the governing law is Brazilian law, with Arbitration subject to absolute confidentiality.

6.8.                                     Power of Arbitration Tribunal. Once the Arbitration starts, the Arbitrators shall resolve all issues arising from or related to the object of the Conflict, including those of incidental nature or which are a remedy for protection.

6.9.                                     Remedy. Notwithstanding the above provisions, each Shareholder has the right to require the following remedies, without such act being interpreted as a waiver of Arbitration:

(a)                      remedies related to controversies with regard to net, exact and mandatory payment obligations that involve court enforcement proceedings;

(b)                      remedies to obtain relief of urgency and decision as a remedy to protect rights prior to the start of Arbitration or aiming to ensure the useful outcome of the arbitration procedure; and

(c)                       to execute any arbitration award, including the final report.

6.9.1.       For the purposes of Clause 6.9, the courts of the City of São Paulo, State of São Paulo are chosen, with the express waiver of any other court, however preferable it may be.

6.9.2.       Any urgent remedy granted by the Courts shall be immediately notified by the party who required such remedy to the CAM/CCBC. The Shareholders recognize that any urgent remedy obtained from the Courts shall not, necessarily, be reviewed by the Arbitrators, who shall decide for the maintenance, review or revocation of the decision.

6.10.                              Binding Effect. The arbitration clauses above bind not only the signatory Shareholders to this Agreement, but also any future shareholders that, on any account, come to be a part of the Company and adhere to this Agreement.

6.11.                              Final Decision. The arbitration award attributes to the losing party, or to both parties in the proportion at which their claims were not upheld, final responsibility for the costs of the process, including costs of loss of suit.

In witness whereof, the Shareholders execute this Agreement in five (5) counterparts of equal content, in the presence of the witnesses below.

São Paulo, September 28, 2017

Shareholders:

DAVID FEFFER	DANIEL FEFFER

JORGE FEFFER	RUBEN FEFFER

SUZANO HOLDING S.A.

By: Claudio Thomaz Lobo Sonder	By: Orlando de Souza Dias
Position: Vice Chief Executive Officer	Position: Vice Chief Executive Officer

Witnesses:

1.	2.
Name:	Name:
RG:	RG:
CPF:	CPF:

APPENDIX I

DEFINITIONS

“Shareholder” or “Shareholders” have the meaning described in the preamble to this Agreement, and encompasses also, except when expressly stated otherwise, their respective descendants and respective Successors and Permitted Assignees.

“Agreement” refers to this Shareholders’ Agreement of Suzano Holding S.A.

“Attached Shares” has the meaning described in Clause 2.2 of this Agreement.

“Admission of Company to the Novo Mercado” refers to the listing of the Company’s stock for trading on the Novo Mercado special listing segment of B3 S.A. — Brasil, Bolsa Balcão.

“Affiliate” means, with regard to a certain Person or Shareholder, (a) if an Individual, any other Person who, at any time, is directly or indirectly Controlled by said Person or Shareholder; and (b) if a Legal Entity, any other Person who, at any time, is directly or indirectly Controlled by or under Joint Control with this Person or Shareholder.

“Arbitration” has the meaning described in Clause 6.2 of this Agreement.

“Arbitrators” has the meaning described in Clause 6.5 of this Agreement.

“CAM/CCBC” has the meaning described in Clause 6.2.1 of this Agreement.

“CDI” refers to the annual average rate (considering a 252-day year) of operations in Interbank Certificates of Deposit (CDI), for a period equal to one (1) Business Day (over), calculated and disclosed by the CETIP - OTC Clearing House (CETIP), with the rounding of the daily factor to the eighth decimal place, or, in case of its extinction, an equivalent rate that replaces it.

“Permitted Assignee” has the meaning described in Clause 5.1.1 of this Agreement.

“Civil Code” refers to Federal Law 10.406, of 2002, as amended.

“Code of Civil Procedure” refers to Federal Law 5.869, of 1973, as amended.

“Company” has the meaning described in the preamble of this Agreement.

“Conflict” has the meaning described in Clause 6.2 of this Agreement.

“Control” means, when used with regard to any Person (“Controlled Person”), (i) the power to elect, directly or indirectly, most members of management and to establish and conduct the policies and management of the Controlled Person; or (ii) the direct or indirect ownership of securities or other interests that represent at least fifty percent (50%) of the total voting power of the Controlled Person. The terms deriving from Control, such as “Controlled,”, “Controlling” and “under joint Control” shall have a similar meaning to Control.

“Call Notice for the Prior Meeting” has the meaning described in Clause 3.2 of this Agreement.

“Daniel” has the meaning described in the preamble of this Agreement.

“David” has the meaning described in the preamble of this Agreement.

“Business Day” refers to any day, except Saturday or Sunday, on which banks are not obligated or are authorized to close in the City of São Paulo, State of São Paulo.

“Bylaws” refers to the bylaws of the Company and its Charter.

“Daniel Group” has the meaning described in the preamble of this Agreement.

“David Group” has the meaning described in the preamble of this Agreement.

“Shareholders Group” refers to David Group, Daniel  Group, Jorge  Group and/or Ruben  Group, as applicable.

“Jorge Group” has the meaning described in the preamble of this Agreement.

“Ruben Group” has the meaning described in the preamble of this Agreement.

“Confidential Information” has the meaning described in Clause 5.3 of this Agreement.

“Jorge” has the meaning described in the preamble of this Agreement.

“Brazilian Corporation Law” refers to Federal Law 6,404, of 1976, as amended.

“Arbitration Notice” has the meaning described in Clause 6.4 of this Agreement.

“Conflict Notice” has the meaning described in Clause 6.2.1 of this Agreement.

“Encumbrance” refers to any security, suretyship, mortgage, pledge, fiduciary sale, guarantee, easement, burden, charge, restriction, reserve, option, preemptive right, usufruct, agreement that leads to the sale (including purchase and sale commitment, options, purchase and sale with condition, etc.) or any other encumbrance of any nature that restricts the free and full exercise of ownership on a certain asset or right.

“Person” refers to any individual, legal entity, firm, company, foreign foundations (private right), investment fund, corporation, state-controlled company, trust, consortium, joint venture, co-ownership, universality of rights or entity without corporate veil, joint venture or any other legal entity regardless of its nature.

“Chairman” has the meaning described in Clause 3.1.1 of this Agreement.

“Resolution Quorum” has the meaning described in Clause 3.3 of this Agreement.

“Rules” has the meaning described in Clause 6.3 of this Agreement.

“Representative” has the meaning described in Clause 4.1 of this Agreement.

“Prior Meeting” has the meaning described in Clause 3.1 of this Agreement.

“Ruben” has the meaning described in the preamble of this Agreement.

“Successors” has the meaning described in Clause 2.2 of this Agreement.

“Suzano Holding” has the meaning described in the preamble of this Agreement.

“Third Party” refers to any Person except the Shareholders and their Successors and Permitted Assignees.

“Transfer” (and its derivatives) refers to any act that involves, directly or indirectly, voluntarily or involuntarily, the transfer, disposal, sale, trade, giving, free or onerous assignment (including assignment of preemptive right), exchange, donation, contribution, grant of stock option, or other form of negotiation, and other form of transfer or loss of property, in any case, directly or indirectly, partial or total, including, without limitation, through consolidation, merger, spin-off or other corporate reorganizations.

Appendix II

Shareholding Structure

Shares held by the Shareholders in the Company and Encumbrance

As from Admission of the Company to the Novo Mercado

SHAREHOLDERS	NUMBER OF ATTACHED SHARES	% TOTAL CAPITAL STOCK	DESCRIPTION OF ENCUMBRANCE ON ATTACHED SHARES
David Feffer	46,423,360	4.198%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)           5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution;

(iv)          32,626,181 Attached Shares are free of the above encumbrances;

(v)             46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Daniel Feffer	46,423,360	4.198%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)           5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution;

(iv)          32,626,181 Attached Shares are free of encumbrance;

(v)             46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Jorge Feffer	46,423,360	4.198%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)           5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution;

(iv)          32,626,181 Attached Shares are free of encumbrance; and

(v)             46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Ruben Feffer	46,423,360	4.198%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)         5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution;

(iv)         32,626,181 Attached Shares are free of encumbrance; and

(v)         46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Suzano Holding S.A.	367,612.234	33.243%	(i) 367,612,234 Attached Shares are free of encumbrance.
Total	553,305,674	50.035%	—

 Appendix 3.1

Shareholding Structure

Shares held by the Shareholders in the Company and Encumbrance

SHAREHOLDERS	NUMBER OF ATTACHED SHARES	% TOTAL CAPITAL STOCK	DESCRIPTION OF ENCUMBRANCE ON ATTACHED SHARES
David Feffer	46,423,360	3.41%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)           5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution;

(iv)          32,626,181 Attached Shares are free of the above encumbrances;

(v)             46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Daniel Feffer	46,423,360	3.41%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)           5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution;

(iv)          32,626,181 Attached Shares are free of encumbrance;

(v)             46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Jorge Feffer	46,423,360	3.41%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)           5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution;

(iv)          32,626,181 Attached Shares are free of encumbrance; and

(v)             46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Ruben Feffer	46,423,360	3.41%

(i)                 187,500 Attached Shares are subject to incommunicability;

(ii)       8,117,050 Attached Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)           5,492,629 Attached Shares are subject to incommunicability and impossibility to levy execution; and 32,626,181 Attached Shares are free of encumbrance; and

(iv)          46,423,360 Attached Shares are subject to the Stock Transfer Agreement entered into between David, Daniel, Jorge and Ruben on the date hereof.

Suzano Holding S.A.	367,612,234	27.01%	(i) 367,612,234 Attached Shares are free of encumbrance.
Alden Fundo de Investimento em Ações	25,989,541	1.91%	(i) 25,989,541 Attached Shares are free of encumbrance.
Total	579,295,215	42.56%	—